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                                                                    Exhibit 99.1


Accenture to Reduce Global Workforce by 2 Percent and
Extend Innovative Flexleave Sabbatical Program to Europe and Asia

In Separate Action, Accenture Board Authorizes Stock Repurchase

NEW YORK, August 17, 2001 - Accenture (NYSE: ACN) today announced that it will take additional steps to further improve operational efficiency, due in part to the continuing slowdown in the global economy and the company's lowest attrition rate in years. As part of the actions, the company will reduce its staff by approximately 1,500, or about 2 percent of the company's global workforce of more than 75,000. This will affect approximately 1,000 consulting personnel, principally in the United States, and about 500 support positions worldwide, mostly through job eliminations as a result of restructuring certain functions.

In addition, the company will extend its innovative FlexLeave sabbatical program to consultants in Europe and Asia.

"With voluntary attrition rates in the low single digits in some parts of the world and temporary excess capacity due to a shift in our business mix from shorter-term consulting projects to a greater focus on longer-term business transformation outsourcing, we are taking these actions after our normal annual budget review and management plan to ensure that our staffing levels are better balanced with client demand," said Joe W. Forehand, Accenture chairman and CEO.

"In addition," Forehand added, "the FlexLeave program, which we introduced in the United States in June and in Canada, Australia and New Zealand in July, was extremely well-received by our people. As a result, we're going to expand this innovative program to Europe and Asia. This should give us additional flexibility to manage our workforce even more effectively."

Consultants participating in FlexLeave receive 20 percent of their salaries and continuation of their employer-provided benefits during their sabbaticals. The duration of the sabbaticals, available to consulting personnel at the senior-manager level and below, range from six to 12 months.

The company said that while it would expense the majority of the costs associated with these actions on its income statement in the fourth quarter ending August 31, 2001, and would not take a restructuring charge, it continues to be comfortable with analysts' consensus estimates for the fourth quarter of fiscal year 2001 and for fiscal year 2002.

Accenture also announced that its Board of Directors has voted to authorize the repurchase of up to $150 million worth of shares of its common stock from time to time in the open market. The timing and amount of any such repurchases will be at the discretion of the company and will be based on market conditions and other factors.
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Accenture said that the Board's decision to authorize the share repurchases reflects the fact that it believes its shares are undervalued and represent an attractive investment opportunity as a result of current market conditions.

Accenture will hold a conference call today at 9:00 a.m. ET to discuss this announcement. To participate, please dial 1 (913) 981-5507 approximately 15 minutes prior to the scheduled start of the call. A replay of the call will be available beginning later today at www.accenture.com, or by dialing 1 (719) 457-0820 and entering the passcode 619116 from 12:00 p.m. ET today through Friday, August 24.

About Accenture

Accenture is the world's leading provider of management and technology consulting services and solutions, with more than 75,000 people in 46 countries delivering a wide range of specialized capabilities and solutions to clients across all industries. Accenture operates globally with one common brand and business model designed to enable the company to serve its clients on a consistent basis around the world. Under its strategy, Accenture is building a network of businesses to meet the full range of any organization's needs -- consulting, technology, outsourcing, alliances and venture capital. The company generated revenues before reimbursements of $9.75 billion for the fiscal year ended August 31, 2000, and $8.67 billion for the nine months ended May 31, 2001. Its home page is http://www.accenture.com.

This press release contains forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the heading "Risk Factors" in our registration statement on Form S-1 filed with the Securities and Exchange Commission.

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Contacts

Roxanne Taylor
Accenture
Tel:+1 (917) 452 5106
roxanne.taylor@accenture.com